Exhibit 99.1

Tevogen Announces Reverse Stock Split

March 4, 2026

WARREN, N.J., Tevogen (“Tevogen Bio Holdings Inc.” or “Company”) (Nasdaq: TVGN) today announced that its Board of Directors (the “Board”) has approved a reverse stock split of its common stock at a ratio of 50 for 1. Stockholders previously approved the reverse stock split on February 19, 2026, and provided the Board with discretion to determine the final reverse stock split ratio.

The reverse stock split is being conducted to regain compliance with the $1.00 minimum bid price requirement for continued listing on the Nasdaq Global Market (“Nasdaq”) and is expected to become effective at 12:01 a.m. on March 6, 2026 (the “Effective Date”). The Company’s common stock is expected to begin trading on Nasdaq on a split-adjusted basis as of the beginning of trading on March 6, 2026, under the same symbol, “TVGN”, and a new CUSIP number, 88165K 200.

On the Effective Date, every 50 shares of the Company’s common stock issued and outstanding will be automatically converted into one share. No fractional shares will be issued in connection with the reverse stock split. Holders of common stock who would otherwise receive a fractional share pursuant to the reverse stock split will receive cash in lieu of the fractional share. The shares of common stock underlying the Company’s outstanding equity awards and warrants, the number of shares available for issuance under the Company’s equity incentive plan, and the number of shares issuable upon conversion of the Company’s outstanding preferred stock will also be adjusted accordingly.

The reverse stock split will be applicable to all holders of our common stock uniformly and will not affect any stockholder’s percentage of ownership interest in the Company, except for any changes resulting from the treatment of fractional shares. This includes percentage of ownership for Tevogen directors and executive officers who currently beneficially own more than 70% of the Company’s common stock. Further, the reverse stock split will not affect the Company’s underlying business operations or total stockholders’ equity.

The following chart shows percentage ownership of the Company’s common stock based on 201,417,282 shares issued and outstanding as of January 14, 2026.

Additional information regarding the reverse stock split is available in the Company’s definitive proxy statement filed with the U.S. Securities and Exchange Commission on January 26, 2026.

About Tevogen

Tevogen is a socially integrated healthcare enterprise built on the principles of affordability, efficiency, and scientific rigor. The company leverages artificial intelligence and precision T cell therapy platforms, a patient-first and cost-disciplined operating model, and engagements with global technology leaders to support the development of advanced, life-saving therapies across multiple therapeutic areas and scalable solutions for the broader healthcare system.

Tevogen Bio, the company’s lead initiative, has completed a proof-of-concept clinical trial demonstrating the potential of its single-HLA-restricted, genetically unmodified allogeneic T cells. Tevogen Bio’s pipeline spans virology, oncology, and neurology, with programs built on the company’s proprietary ExacTcell™ platform.

Tevogen.AI is designed to transform drug development by accelerating target detection, helping reduce failure rates, and supporting optimized clinical trial design through proprietary predictive technologies. The platform utilizes cloud and data services from leading technology providers, including Microsoft and Databricks, to advance its long-term ambition to predict the proteome for any given protein–HLA combination, enabling rapid and cost-efficient therapeutic discovery.

Tevogen is exploring future strategic initiatives that may include domestic generics, biosimilars, medical devices, and innovative insurance solutions for healthcare providers. Together, these programs reflect Tevogen’s mission to advance sustainable innovation and broaden patient access through a faster, more efficient, and more equitable healthcare model.

Forward Looking Statements

This press release contains certain forward-looking statements, including without limitation statements relating to: compliance with the minimum bid price requirement and other applicable Nasdaq continued listing standards and the effect of the reverse stock split; expectations regarding the healthcare and biopharmaceutical industries; and Tevogen’s development of, the potential benefits of, and patient access to its product candidates for the treatment of infectious diseases and cancer. Forward-looking statements can sometimes be identified by words such as “may,” “could,” “would,” “expect,” “anticipate,” “possible,” “potential,” “goal,” “opportunity,” “project,” “believe,” “future,” and similar words and expressions or their opposites. These statements are based on management’s expectations, assumptions, estimates, projections and beliefs as of the date of this press release and are subject to a number of factors that involve known and unknown risks, delays, uncertainties and other factors not under the Company’s control that may cause actual results, performance or achievements of the Company to be materially different from the results, performance or other expectations expressed or implied by these forward-looking statements.

Factors that could cause actual results, performance, or achievements to differ from those expressed or implied by forward-looking statements include, but are not limited to: changes in the markets in which Tevogen competes, including with respect to its competitive landscape, technology evolution, or regulatory changes; changes in domestic and global general economic conditions; the risk that Tevogen may not be able to execute its growth strategies or may experience difficulties in managing its growth and expanding operations; the risk that Tevogen may not be able to develop and maintain effective internal controls; the failure to achieve Tevogen’s commercialization and development plans and identify and realize additional opportunities, which may be affected by, among other things, competition, the ability of Tevogen to grow and manage growth economically and hire and retain key employees; the risk that Tevogen may fail to keep pace with rapid technological developments to provide new and innovative products and services or make substantial investments in unsuccessful new products and services; that Tevogen will need to raise additional capital to fully realize its business plans; risks related to the ability to develop, license or acquire new therapeutics; the risk of regulatory lawsuits or proceedings relating to Tevogen’s business; uncertainties inherent in the execution, cost, and completion of preclinical studies and clinical trials; risks related to regulatory review, approval and commercial development; risks associated with intellectual property protection; Tevogen’s limited operating history; and those factors discussed or incorporated by reference in Tevogen’s Annual Report on Form 10-K and subsequent filings with the SEC.

You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. Tevogen undertakes no obligation to update any forward-looking statements, except as required by applicable law.

Contacts

Tevogen Bio Communications

T: 1 877 TEVOGEN, Ext 701

Communications@Tevogen.com